Exhibit 3.56

ARTICLES OF INCORPORATION

OF

MEREX MERGER CORPORATION

The undersigned natural person of the age of eighteen (18) years or more, acting as Incorporator of a corporation (hereinafter referred to as the “Corporation” under the Texas business Corporation Act (hereinafter referred to as the “Act”), does hereby adopt the following Articles of Incorporation for the Corporation:

ARTICLE I

Name

The name of the Corporation is Merex Merger Corporation.

ARTICLE II

Duration

The period of duration of the Corporation is perpetual.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Act.

ARTICLE IV

Capital Stock

SECTION 1. AUTHORIZED SHARES. The aggregate number of shares which the Corporation shall have authority to issue is 100,000 with a par value per share of $0.01. The shares are designated as Common Stock and have identical rights and privileges in every respect.

SECTION 2. PREEMPTIVE RIGHTS. No shareholder of the Corporation shall by reason of his holding shares in the Corporation possess a preemptive and preferential right to purchase or subscribe to additional, unissued or treasury shares of any class of the Corporation, now or here after to be authorized, and any notices, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized.

SECTION 3. CUMULATIVE VOTING. Directors shall be elected by majority vote. Cumulative voting is expressly denied.

ARTICLE V

Initial Consideration for Issuance of Shares

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.

ARTICLE VI

Initial Registered Office and Agent

The address of the initial registered office of the Corporation is 1212 Guadalupe, Suite 102, Austin, Texas 78701, and the name of the initial registered agent of the Corporation at such address is Capitol Corporate Services, Inc.

ARTICLE VII

Board of Directors

The number of directors of the Corporation shall be fixed from time to time in the manner provided by the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The number constituting the initial Board of Directors is three (3), and the name and address of each person who is to serve as a director until the first annual meeting of shareholders, or until their successors are elected and qualified, is as follows:

Name	Address
David H. Hughes	20 North Orange Avenue, Suite 200
Orlando, Florida 32802-2273

J. Stephen Zepf	20 North Orange Avenue, Suite 200
Orlando, Florida 32802-2273

A. Stuart Hall	20 North Orange Avenue, Suite 200
Orlando, Florida 32802-2273

ARTICLE VIII

Purchase of Shares

The Corporation may purchase directly or indirectly its own shares to the extent the money or other property paid or the indebtedness issued therefore does not (i) render the Corporation unable to pay its debts as they become due in the usual course of business or (ii) exceed the surplus of the Corporation, as defined in the Act. Notwithstanding the limitations contained in the preceding sentence, the Corporation may purchase any of its own shares for the following purposes, provided that the net assets of the Corporation, as defined in the Act, are not less than the amount of money or other property paid or the indebtedness issued therefore: (i) to eliminate fractional shares; (ii) to collect or compromise indebtedness owned by or to the Corporation; (iii) to pay dissenting shareholders entitled to payment for their shares under the Act; and (iv) to effect the purchase or redemption of redeemable shares in accordance with the Act.

ARTICLE IX

Bylaws

The initial Bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend or repeal the bylaws of the Corporation or adopt new Bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders of the Corporation.

ARTICLE X

Indemnification

The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by Texas law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for, on behalf of, or at the request of, the Corporation, against any liability or expense actually or reasonably incurred by such person in respect thereof.

No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not eliminate or limit the liability of a director for: (i) a breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the Texas Business Corporation Act or the Texas Miscellaneous Corporation Laws Act (hereinafter referred to collectively as the “Corporation Acts”) hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Corporation Acts. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI

Incorporator

The name and address of the Incorporator is L. M. Wilson

700 Louisiana, Suite 1900

Houston, TX 77002

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 4th day of December, 1997.

INCORPORATOR

/s/ L. M. Wilson
L. M. Wilson

STATEMENT OF CHANGE OF REGISTERED OFFICE OR

REGISTERED AGENT OR BOTH BY A CORPORATION,

LIMITED LIABILITY COMPANY OR LIMITED PARTNERSHIP

1.	The name of the entity is MEREX CORPORATION

The entity’s charter/certificate of authority/file number is 01469824-00

2.	The registered office address as presently shown in the records of the Texas secretary of state is: 1212 Guadalupe. Suite 102, Austin, Texas 78701

3.	A. ☒. The address of the NEW registered office is: (Please provide street address, state and zip code. The address must be in Texas.)

800 Brazos, Austin, Texas 78701

OR	B. ☐ The registered office address will not change.

4.	The name of the registered agent as PRESENTLY shown in the records of the secretary of state is Capitol Corporate Services, Inc.

    Corporation Service Company d/b/a

5.	A. ☒. The name of the NEW registered agent is CSC-Lawyers Incorporating Service Company

OR	B. ☐ The registered agent will not change.

6.	Following the changes shown above, the address of the registered office and the address of the office of the registered agent will continue to be identical, as required by law.

7.	The changes shown above were authorized by:

Business Corporations may select A or B	Limited Liability Company may select D or E
Non-Profit Corporations may select A, B, or C	Limited Partnerships select F

A.	☐ The board of directors;

B.	☒ An officer of the corporation so authorized by the board of directors;

C.	☐ The members of the corporation in whom management of the corporation is vested pursuant to article 2.14C of the Texas Non-Profit Corporation Act;

D.	☐ Its members;

E.	☐ Its managers; or

F.	☐ The limited partnership.

/s/ Jay Clark
(Authorized Officer of Corporation)
(Authorized Member or Manager of LLC)
(General Partner of Limited Partnership)

ARTICLES OF MERGER

OF

MEREX CORPORATION

AND

MEREX MERGER CORP.

To the Secretary of State

State of Texas

Pursuant to the provisions of the Texas Business Corporation Act Section 5.01 (the “Act”), the corporations herein named do hereby adopt the following articles of merger.

1. The attached Plan and Agreement of Merger for merging MEREX CORPORATION, a Texas corporation (“Company”), with and into MEREX CORP., a Texas corporation (“Merger Corp.”), has been adopted by the respective Boards of Directors of Company and Merger Corp.

2. The merger has been duly approved by the shareholders of Company and Merger Corp. As to Company and the Merger Corp., the approval of whose shareholders is required, the number of shares outstanding, the designation and number of outstanding shares of each class entitled to vote as a class on the plan of merger, are as follows.

Name of Corporation	Number of Shares Outstanding	Entitled to Vote as a Class Designation of Class	Number of Shares
Merex Corporation	102	Common	102

Merex Merger Corp.	10,000	Common	10,000

3. As to the Company and the Merger Corp., the total number of shares voted for and against the plan of merger, respectively, and, as to each class entitled to vote thereon as a class, the number of shares of such class voted for and against such plan of merger, respectively, are as follows:

	Total Shares Voted		Designation of Class	Entitled to Vote as a Class Voted
Name of Corporation	For	Against		For	Against
Merex Corporation	102	-0-	Common	102	-0-

Merex Merger Corp	10,000	-0-	Common	10,000	-0-

4. Merger Corp. shall continue in existence as the surviving corporation, but in accordance with Article IV, Section 4.1 of the Plan and Agreement of Merger, the First Articles of Incorporation of Merger Corp. shall be amended to change the name of Merger Corp. from Merex Merger Corp. to:

MEREX CORPORATION

5. Hughes Supply, Inc., a Florida corporation, is supplying the consideration for this merger, and therefore has been made a party hereto.

6. The merger herein provided for shall take effect on the date that these articles of merger have been filed by the Secretary of State of the State of Texas.

7. The plan of merger was duly authorized by all action required by the respective laws under which each of the corporations were incorporated or organized and by their respective constituent documents.

Executed as of the 9th day of January, 1998.

“Merger Corp.”

MEREX MERGER CORP.

By:	/s/ J. Stephen Zepf
J. Stephen Zepf, Treasurer and Chief Financial Officer

HUGHES SUPPLY, INC.

By:	/s/ J. Stephen Zepf
J. Stephen Zepf, Treasurer and Chief Financial Officer

“Company”

MEREX CORPORATION

By:	/s/ Hans E. Roeschel
Hans E. Roeschel, President

2

PLAN AND AGREEMENT OF MERGER

PLAN AND AGREEMENT OF MERGER, dated as of January 12, 1998 (“Plan of Merger”) between MEREX CORPORATION, a Texas corporation (the “Company”), HUGHES SUPPLY, INC., a Florida corporation (“Parent”), and MEREX MERGER CORP, a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Corp”), (Company and Merger Corp. begin collectively referred to in this Merger Agreement as the “Constituent Corporations”).

RECITALS

A. Parent, Company, and the stockholder of the Company entered into an Acquisition Agreement dated as of January 12, 1998 (the “Acquisition Agreement”) providing for the merger of Company into Merger Corp. as set forth in this Plan of Merger.

B. The Board of Directors of the Parent has authorized the Parent’s execution and delivery of, and its performance under, this Plan of Merger and the respective Boards of Directors of the Constituent Corporations have authorized the execution and delivery of this Plan of Merger, recommended the approval of this Plan of Merger by the shareholders of their respective Constituent Corporations, subject to such shareholder approval pursuant to the Texas Business Corporation Act (the “Act”).

NOW, THEREFORE, Parent and the Constituent Corporations agree as follows:

ARTICLE I

The Constituent Corporations

1.1 Company. The Company was incorporated under the laws of the State of Texas on November 30, 1992. The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $10,00 per share (hereinafter referred to as the “Company Common Stock”) and 50,000 shares of preferred stock, par value $10.00 per share.

1.2 Merger Corp. Merger Corp. was incorporated under the laws of the State of Texas on December 4, 1997. The authorized capital stock of Merger Corp. consists of 100,000 shares of common stock, par value $1,00 per share, of which 10,000 shares are issued and outstanding (the “Merger Corp. Common Stock”).

ARTICLE II

Shareholder Approval

This plan of Merger must be approved by a majority of the issued and outstanding shares of Common Stock of each of the Constituent Corporations.

ARTICLE III

The Merger

3.1 Merger; Effective Time, Surviving Corporation.

(a) Merger, Effective Time. The merger of Company with and into Merger Corp (the “Merger”) shall become effective at the time (the “Effective Time of the Merger”) when appropriate Articles of Merger to effect the Merger have been filed with the Secretary of State of Texas pursuant to Section 5.01 of the Act.

(b) Surviving Corporation. At the Effective Time of the Merger, the Company shall be merged with, and into, Merger Corp., and the separate corporate existence of the Company shall then cease, Merger Corp. (the “Surviving Corporation”) shall be the surviving corporation in the Merger and the separate corporate existence of Merger Corp, with all its purposes, objects, rights, privileges, powers, immunities, and franchises, shall continue unaffected and unimpaired by the Merger.

3.2 Succession; Transfer Documents

(a) Succession to Rights and Obligations Company. As a result of the Merger, the Surviving Corporation shall succeed to all of the rights, privileges, powers, immunities and franchises of Company and all of the properties and assets of Company and all of the debts, choses in and other interests due or belonging to Company, and shall be subject to, and responsible for, all of the debts, liabilities, and obligations of Company with the effect set forth in the Act.

(b) Transfer Documents. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its rights, title, or interest in, to, or under, any of the rights, properties, or assets of Company acquired, or to be acquired, by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the constituent Corporations or otherwise, all deeds, bills of sale, assignments, and assurances, and to take and do, in the name and on behalf of the Constituent Corporations, or otherwise, all other actions and things necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under those, rights properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

ARTICLE IV

Articles of Incorporation, By-Laws,

Directors, and Officers of the Surviving Corporation

4.1 Articles of Incorporation. The Articles of Incorporation of Merger Corp., amended as of the Effective Time of the Merger from the form of such Articles of Incorporation in effect immediately prior to the Effective Time of the Merger to change the name of the Surviving Corporation to “MEREX CORPORATION” shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until further amended as provided by law and those Articles of Incorporation.

4.2 By-Laws. The By-Laws of Merger Corp. in effect immediately prior to the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation unless and until amended or repealed as provided by law, the Articles of Incorporation, and the By-Laws of the Surviving Corporation.

4.3 Directors and Officers. The directors of Merger Corp. immediately prior to the Effective Time of the Merger shall be the directors of Surviving Corporation after the Merger. The officers of Merger Corp. immediately prior to the Effective Time of the Merger shall be the officers of Surviving Corporation after the Merger. In each case, each director and officers shall continue in the position until a successor has been elected and shall qualify, or until otherwise provided by law the Articles of Incorporation, and By-Laws of the Surviving Corporation.

ARTICLE V

Effect of the Merger on the Capital Stock

of the Constituent Corporations;

Exchange of Certificates for Merger Consideration

5.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger, and without any action on the part of the holder of any shares of Company Common Stock.

(a) Capital Stock of Company Canceled. At the Effective Time of the Merger each certificate representing shares of Company Common Stock shall be deemed canceled and extinguished and converted into a right to receive the Merger Consideration (as defined in Section 1.2.1 of the Acquisition Agreement).

(b) Capital Stock of Merger Corp. Remains Outstanding as Capital Stock of the Surviving Corporation. Each issued and outstanding share of the Merger Corp. Common Stock shall continue to be issued and outstanding as an issued and outstanding as a share of common stock of the Surviving Corporation. Each stock certificate of Merger Corp. evidence ownership of the outstanding shares of capital stock of the Surviving Corporation.

5.2 Exchange of Certificates. After the Effective Time of the Merger the Parent shall disburse the Merger Consideration, as required by Section 12.2 of the Acquisition Agreement, in exchange for the certificates which previously represented the shares of the Company converted in the Merger pursuant to paragraph 5.1(a) above.

5.3 No Further Ownership Rights in Company Common Stock. The Merger Consideration to be paid in accordance with this Article V to holders of Company Common Stock, other than Dissenting Shares, canceled in the Merger and the payment of the amount required with respect to Dissenting Shares under the Act shall be deemed delivered in full satisfaction of all rights pertaining to the shares of Company held immediately prior to the Effective Time of the Merger.

ARTICLE VI

Termination and Amendment

6.1 Mutual Consent. Notwithstanding the approval of this Plan of Merger by the shareholders of Company and Merger Corp, this Plan of Merger may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of the Company and Merger Corp.

6.2 Termination of Acquisition Agreement. Notwithstanding the approval of this Plan of Merger by the shareholders of the Company and Merger Corp., this Plan of Merger shall terminate forthwith in the event that the Acquisition Agreement is terminated as provided therein.

6.3 Effect of Termination. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall then become void and there shall be no liability oh the part of either Company, the Parent or Merger Corp., or their respective officers or directors.

6.4 Amendment. This Plan of Merger may be amended by the parties at any time before or after its approval by the shareholders of either Company or Merger Corp., but, after shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining shareholder approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.5 Governing Law. This Plan of Merger shall be governed in all respects, including validity, interpretation, and effect, by the local laws of the State of Texas.

6.6 Counterparts. This Plan of Merger may be executed in counterparts. Each of which shall be deemed an original, but which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Plan on Merger as of the date first above written.

“Company”

MEREX CORPORATION

By:	/s/ Hans E. Roeschel
Hans E. Roeschel

“Parent”

HUGHES SUPPLY, INC.

By:	/s/ J. Stephen Zepf
J. Stephen Zepf, Treasurer and Chief Financial Officer

“Merger Corp.”

MEREX MERGER CORP.

By:	/s/ J. Stephen Zepf
J. Stephen Zepf, Treasurer and Chief Financial Officer